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                                                                     EXHIBIT 5.1


          VENABLE, BAETJER AND HOWARD, LLP                     OFFICES IN
          Including professional corporations
                                                               MARYLAND
          Two Hopkins Place, Suite 1800                        WASHINGTON, D.C.
          Baltimore, Maryland 21201-2978                       VIRGINIA
          (410) 244-7400, Fax (410) 244-7742
          www.venable.com

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                                 July 17, 2003



Correctional Properties Trust
Suite 750
3300 PGA Boulevard
Palm Beach Gardens, Florida 33410

         Re:      Registration Statement on Form S-3


Ladies and Gentlemen:

         We have served as Maryland counsel to Correctional Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 3,737,500 shares (including 487,500 shares subject to an over-allotment option) (the "Shares") of the Company's common shares of beneficial interest, $.001 par value per share (the "Common Shares"), to be issued and sold in an underwritten public offering (including 487,500 shares). The Shares are covered by the above-referenced registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act").

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

         1. The Prospectus Supplement included in the Registration Statement, and all amendments thereto, filed with the Securities and Exchange Commission (the "Commission"), pursuant to the 1933 Act;

         2. The Articles of Amendment and Restatement of Declaration of Trust of the Company (the "Declaration of Trust"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

         3. The Amended and Restated Bylaws of the Company, certified as of a recent date by an officer of the Company;

         4. Resolutions (the "Board Resolutions") adopted by the Board of Trustees of the Company, authorizing (i) the registration, sale and issuance of up to 3,800,000 of the Common Shares, (ii) the negotiation, execution and delivery of an underwriting agreement with
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Correctional Properties Trust
July 17, 2003
Page 2


an underwriter or underwriters selected by the Chief Executive Officer and (iii) the appointment of a Pricing Committee of the Board of Trustees (the "Pricing Committee") and delegating to such committee the power to determine the number and price of such Common Shares and certain other matters in connection with the registration, sale and issuance of such Common Shares, certified as of a recent date by an officer of the Company;

         5. Resolutions adopted by the Pricing Committee (the "Pricing Committee Resolutions"), (i) authorizing the execution, delivery and performance of an underwriting agreement between the Company and Citigroup Global Markets, Inc. as Representative of the several underwriters listed therein (the "Underwriting Agreement"), and (ii) authorizing the issuance of up to 3,450,000 of the Company's Common Shares and fixing the price thereof, to be issued and sold pursuant to the Underwriting Agreement;

         6. The Underwriting Agreement, certified as of a recent date by an officer of the Company;

         7. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

         8. A certificate executed by an officer of the Company, dated as of a recent date; and

         9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinion set forth below, we have assumed the following:

         1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

         2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

         3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

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Correctional Properties Trust
July 17, 2003
Page 3

         4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

         5. The Shares will not be issued in violation of Article IX of the Declaration of Trust.

         6. Upon issuance of the Shares, the total number of the Company's common shares of beneficial interest issued and outstanding will not exceed the total number of common shares of beneficial interest that the Company is then authorized to issue under the Declaration of Trust.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

         1. The Company is a real estate investment trust, duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

         2. The Shares have been duly authorized, and when and if issued against payment therefor in accordance with the Board Resolutions, the Pricing Committee Resolutions and the Underwriting Agreement will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

         This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.


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Correctional Properties Trust
July 17, 2003
Page 4

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.


                                                Very truly yours,

                                                Venable, Baetjer and Howard, LLP